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(JPMORGAN LOGO)

        FORM OF
        MASTER GLOBAL CUSTODY AGREEMENT
        BETWEEN
        EACH OF THE RIVERSOURCE FUNDS LISTED ON
        SCHEDULE A HERETO, SEVERALLY AND NOT
        JOINTLY,
        AND
        JPMORGAN CHASE BANK, N.A.

STRICTLY PRIVATE AND CONFIDENTIAL

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                                TABLE OF CONTENTS

1.       INTENTION OF THE PARTIES; DEFINITIONS                                                                    5

1.1      Intention of the Parties                                                                                 5

1.2      Definitions                                                                                              5

2.       WHAT THE BANK IS REQUIRED TO DO                                                                          8

2.1      Set Up Accounts                                                                                          8

2.2      Cash Account                                                                                             9

2.3      Segregation of Assets; Nominee Name                                                                      9

2.4      Settlement of Transactions                                                                              10

2.5      Contractual Settlement Date Accounting                                                                  10

2.6      Actual Settlement Date Accounting                                                                       11

2.7      Income Collection (AutoCredit(R))                                                                       11

2.8      Miscellaneous Administrative Duties                                                                     12

2.9      Corporate Actions                                                                                       12

2.10     Class Action Litigation                                                                                 13

2.11     Proxies                                                                                                 13

2.12     Statements of Account                                                                                   14

2.13     Access to Bank's Records                                                                                14

2.14     Maintenance of Financial Assets at Subcustodian Locations                                               16

2.15     Tax Relief Services                                                                                     16

2.16     Foreign Exchange Transactions                                                                           16

2.17     Notifications                                                                                           16

3.       INSTRUCTIONS                                                                                            17

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
3.1      Acting on Instructions; Method of Instruction and Unclear Instructions                                  17

3.2      Verification and Security Procedures                                                                    17

3.3      Instructions; Contrary to Law/Market Practice                                                           17

3.4      Cut-Off Times                                                                                           18

3.5      Electronic Access                                                                                       18

4.       FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK                                                          18

4.1      Fees and Expenses                                                                                       18

4.2      Overdrafts                                                                                              18

4.3      Bank's Right Over Securities; Set-off                                                                   19

5.       SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS                                                19

5.1      Appointment of Subcustodians; Use of Securities Depositories                                            19

5.2      Liability for Subcustodians                                                                             20

6.       ADDITIONAL PROVISIONS RELATING TO CUSTOMER                                                              21

6.1      Representations of Customer and Bank                                                                    21

6.2      Customer is Liable to Bank Even if it is Acting for Another Person                                      22

7.       WHEN BANK IS LIABLE TO CUSTOMER                                                                         22

7.1      Standard of Care; Liability                                                                             22

7.2      Force Majeure                                                                                           24

7.3      Bank  May Consult With Counsel                                                                          24

7.4      Bank Provides Diverse Financial Services and May Generate Profits as a Result                           24

7.5      Assets Held Outside Bank's Control                                                                      25

7.6      Ancillary services                                                                                      25

8.       TAXATION                                                                                                25

8.1      Tax Obligations                                                                                         25

8.2      Tax Relief Services                                                                                     26

9.       TERMINATION                                                                                             27
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
9.1      Termination                                                                                             27

9.2      Exit Procedure                                                                                          31

10.      MISCELLANEOUS                                                                                           31

10.1     Notifications                                                                                           31

10.2     Successors and Assigns                                                                                  31

10.3     Interpretation                                                                                          32

10.4     Entire Agreement                                                                                        32

10.5     Information Concerning Deposits at Bank's London Branch                                                 32

10.6     Insurance                                                                                               33

10.7     Security Holding Disclosure                                                                             33

10.8     USA PATRIOT Act Disclosure                                                                              33

10.9     Governing Law and Jurisdiction                                                                          33

10.10    Severability; Waiver; and Survival                                                                      34

10.11    Confidentiality                                                                                         34

10.12    Counterparts                                                                                            35

10.13    No Third Party Beneficiaries                                                                            35

SCHEDULE A List of Customers
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MASTER GLOBAL CUSTODY AGREEMENT

This Agreement, dated June 24, 2008, is between JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION ("Bank"), with a place of business at 1 Chase Manhattan Plaza, New
York, NY 10005; and each entity listed on Schedule A hereto that signs this Agreement or a separate addendum in the form attached to this Agreement on behalf of each of the series listed under its name on Schedule A, severally and not jointly, with a place of business at 50606 Ameriprise Financial Center, Minneapolis, MN 55474 (each such series hereinafter, a separate and distinct
"Customer").

1.    INTENTION OF THE PARTIES; DEFINITIONS

      1.1   INTENTION OF THE PARTIES

            (a) This Agreement sets out the terms on which Bank will be providing custodial, settlement and other associated services to the Customer. Bank will be responsible for the performance of only those duties set forth in this Agreement.

            (b) Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features. The Customer acknowledges that Bank is not providing any legal, tax or investment advice in providing the services under this Agreement and will not be liable for any losses resulting from Country Risk.

            (c) It is the intention of the parties that Bank will be the exclusive provider of custodial, settlement and other associated services to the Customer.

            (d) Although the Bank and each Customer have executed this Agreement in the form of a master agreement for administrative convenience, this Agreement shall create a separate Agreement for each Customer as though Bank had executed a separate
                  Agreement with each Customer. No rights, responsibilities or liabilities of any Customer shall be attributed to any other
                  Customer. All references to a particular Customer should be deemed to be a reference to the entity of which the Customer is a series. All references to the board of or any officer of a Customer shall be interpreted to mean the board or officer of the entity of which the Customer is a series.

      1.2   DEFINITIONS

            As used herein, the following terms have the meaning hereinafter stated.

            "ACCOUNT" has the meaning set forth in Section 2.1 of this Agreement.

            "AFFILIATE" means an entity controlling, controlled by, or under common control with, Bank or Customer, as applicable.

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            "AFFILIATED SUBCUSTODIAN" means a Subcustodian that is an Affiliate.

            "APPLICABLE LAW" means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgement, order, formal interpretation or ruling issued by a court or governmental entity.

            "AUTHORIZED PERSON" means any person who has been designated by written notice from the Customer substantially in the form of Schedules 2 or 3 (or another format mutually agreed to by Customer and Bank) as the case may be (or by written notice substantially in the form of Appendix A from any agent designated by the Customer, including, without limitation, an investment manager) to act on behalf of the Customer under this Agreement. Such persons will continue to be Authorized Persons until such time as Bank receives and has had reasonable time to act upon updated Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person. Any reference in this Agreement to an Instruction being delivered by the Customer must be delivered by an Authorized
            Person.

            "BANK INDEMNITEES" means Bank, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

            "BANK'S LONDON BRANCH" means the London branch office of JPMorgan
            Chase Bank, N.A.

            "CASH ACCOUNT" has the meaning set forth in Section 2.1(a)(ii).

            "CONFIDENTIAL INFORMATION" means and includes all non public information concerning the Customer or the Accounts (including portfolio holdings information) which the Bank receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than the Bank's breach of the terms of this Agreement or information which the Bank obtains on a non confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information or information that Bank can demonstrate, from written records, has been or is independently developed or obtained by Bank through Bank custody employees none of whom had access to Confidential Information.

            "CORPORATE ACTION" means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the beneficial owner of the security, but does not include rights with respect to class action litigation or proxy voting.

            "COUNTRY RISK" means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country's financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or

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            fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

            "ENTITLEMENT HOLDER" means the person named on the records of a Securities Intermediary as the person having a Securities
            Entitlement against the Securities Intermediary.

            "FINANCIAL ASSET" means a Security and refers, as the context requires, either to the asset itself or to the means by which a person's claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. "Financial Asset" does not include cash.


            "INSTRUCTIONS" means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which Bank believes in good faith to have been given by an Authorized Person in the manner specified next to their name in the relevant Schedule.

            "LIABILITIES" means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever
            (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

            "SECURITIES" means shares, stocks, debentures, bonds, notes, U.S.
            exchange-traded derivatives, structured notes, loans or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer or counterparty, or shares, participations and interests in an issuer recognised in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

            "SECURITIES ACCOUNT" means each Securities custody account on Bank's records to which Financial Assets are or may be credited under this Agreement.

            "SECURITIES DEPOSITORY" means any securities depository, dematerialized book entry system or similar system.

            "SECURITIES ENTITLEMENT" means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

            "SECURITIES INTERMEDIARY" means Bank, a Subcustodian, a Securities
            Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

            "SECURITY PROCEDURE" has the meaning set forth in Section 3.2(a).

            "SUBCUSTODIAN" means any of the subcustodians appointed by Bank from time to time to hold Securities and act on its behalf in different jurisdictions (and

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            being at the date of this Agreement the entities listed in
            Schedule 1) and includes any Affiliated Subcustodian.

            All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

2.    WHAT THE BANK IS REQUIRED TO DO

      2.1   SET UP ACCOUNTS

            (a)   Bank will establish and maintain the following accounts
                  ("Accounts"):

                        (i) one or more Securities Accounts in the name of Customer (or in another name requested by the Customer that is acceptable to Bank) for Financial
                              Assets, which may be held by Bank or its Subcustodian or a Securities Depository for Bank on behalf of the Customer, including as an Entitlement Holder; and

                        (ii) one or more accounts in the name of Customer (or in another name requested by the Customer that is acceptable to Bank) ("Cash Account") for any and all cash in any currency received by or on behalf of Bank for the account of Customer.

            Notwithstanding paragraph (ii), cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities
            Depository will be held in that manner and will not be part of the Cash Account.

            (b) At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.

            (c) Bank's obligation to open Accounts pursuant to Section 2.1(a) is conditional upon Bank receiving such of the following documents as Bank may require:

                        (i) a certified copy of the Customer's constitutional documents as currently in force;

                        (ii) a certified copy of a resolution of the Customer's board of directors or equivalent governing body, substantially in the form set out in Schedule 4;

                        (iii) Bank's standard form fund manager mandate (in the
                              form set out in Appendix A), completed by any persons designated in Schedule 3; and

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                        (iv)  in the case of any Account opened in a name not
                              that of the Customer, documentation with respect
                              to that name similar to that set forth in
                              sub-sections (i) - (iii).

      2.2   CASH ACCOUNT

            (a) Any amount standing to the credit of the Cash Account is a debt due from Bank, as banker, to Customer. Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank or at Bank's London Branch. Any cash so deposited with Bank's London Branch will be payable exclusively by Bank's London Branch in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.

            (b) Any amounts credited by Bank to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if Bank does not receive final payment in a timely manner. Bank will notify the Customer promptly of any such reversal.

      2.3   SEGREGATION OF ASSETS; NOMINEE NAME

            (a) Bank will identify in its books that Financial Assets credited to Customer's Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

            (b) To the extent permitted by Applicable Law or market practice, Bank will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by Bank as custodian on behalf of Customer and its other customers belong to Bank's customers, such that it is readily apparent that the Financial Assets do not belong to Bank or the Subcustodian.

            (c)   Bank is authorized, in its discretion,

                        (i) to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank or its Subcustodian in bearer form;

                        (ii) to hold Securities in or deposit Securities with any Securities Depository;

                        (iii) to hold Securities in omnibus accounts on a
                              fungible basis and to accept delivery of Securities of the same class and denomination as those deposited with Bank or its Subcustodian;

                        (iv) to register in the name of Customer, Bank, a Subcustodian, a Securities Depository, or their

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                              respective nominees, such Financial Assets as are
                              customarily held in registered form; and

                        (v) to hold shares of registered mutual funds or other commingled funds on the books of the transfer agent for such funds.

      2.4   SETTLEMENT OF TRANSACTIONS

            Subject to Article 3 and Section 4.2 of this Agreement, Bank will act in accordance with Instructions with respect to settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs, provided that such standards exist and are generally accepted by Institutional Clients. For the avoidance of doubt, such standards shall include practices regarding delivery against payment or delivery in advance of payment that may be prevailing in the applicable market for the type of transaction being settled. Without limiting the generality of the foregoing, Customer authorizes Bank to deliver Securities or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and Customer acknowledges and agrees that such action alone will not of itself constitute negligence, fraud, or wilful misconduct of Bank, and the risk of loss arising from any such action will be borne by Customer;
            provided, however, unless otherwise directed by Customer, the risk of loss will be Bank's if it makes a delivery before payment in a market where delivery versus payment is the prevailing standard and is generally accepted by Institutional Clients. In the case of the failure of Customer's counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement at the direction of the Customer and will promptly notify the Customer of such failure. Bank shall forward to Customer's investment manager all documentation related to such settlement promptly upon the request of the Customer. For the purpose of this Section 2.4, "Institutional Clients" means US registered investment companies, US-based commercial banks, insurance companies, pension funds or financial institutions substantially comparable to the Customer.

      2.5   CONTRACTUAL SETTLEMENT DATE ACCOUNTING

            (a) Unless otherwise directed by Customer, Bank will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where Bank generally offers contractual settlement date accounting.

                        (i) Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial
                              Assets to an account at Bank pending settlement of the transaction where not already delivered.

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                        (ii)  Purchases: On the settlement date for the purchase
                              (or earlier, if market practice requires delivery
                              of the purchase price before the settlement date),
                              Bank will debit the Cash Account for the
                              settlement amount and credit a separate account at
                              Bank. Bank then will post the Securities Account
                              as awaiting receipt of the expected Financial
                              Assets. Customer will not be entitled to the
                              delivery of Financial Assets that are awaiting
                              receipt until Bank or a Subcustodian actually
                              receives them.

                  The list of markets for which Bank provides contractual settlement date accounting as of the date of this Agreement is attached as Exhibit A. Bank may add markets to or remove markets from this list upon written notice (which may be in the form of NewsFlash communication sent via emails) to the Customer.

            (b)   Bank may reverse any debit or credit made pursuant to Section
                  2.5(a) prior to a transaction's actual settlement upon oral or written notice to the Customer in cases where Bank reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any costs or liabilities resulting from such reversal, unless such costs were caused by the negligence, fraud or wilful misconduct of Bank. The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.

      2.6   ACTUAL SETTLEMENT DATE ACCOUNTING

            With respect to settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in
            Section 2.5, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and cleared by Bank.

      2.7   INCOME COLLECTION (AUTOCREDIT(R))

            (a) Bank will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets, and will promptly notify the Customer of such information.

            (b) Bank will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by Bank or any third party
                  ("AutoCredit") in those markets where Bank customarily provides an AutoCredit service. Upon request, Bank shall provide the Customer with a list of AutoCredit eligible markets. Bank may add markets to or remove markets from the list of AutoCredit markets upon written notice to the Customer that is reasonable in the circumstances. Bank may reverse
                  AutoCredit credits upon prompt oral

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                  or written notification to the Customer if Bank believes that the corresponding payment will not be received by Bank within a reasonable period or the credit was incorrect. Promptly upon
                  Customer's request, Bank shall provide Customer's investment manager with all documentation related to any such reversal of credits.

            (c) In markets where Bank does not provide an AutoCredit service, income on Financial Assets (net of any taxes withheld by Bank or any third party) will be credited only after actual receipt and reconciliation.

            (d) Bank will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and will promptly notify the Customer of the late payment and will provide Customer's investment manager all documentation related to any such late payment.

      2.8   MISCELLANEOUS ADMINISTRATIVE DUTIES; FRACTIONAL INTERESTS

            (a)   Until Bank receives Instructions to the contrary, Bank will:

                        (i) present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

                        (ii) execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

                        (iii) exchange interim or temporary documents of title
                              held in the Securities Account for definitive documents of title.

            (b) In the event that, as a result of holding of Financial Assets in an omnibus account, Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, Bank will credit Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and Customer shall relinquish to Bank its interest in such fractional interests.

            (c)   If some, but not all, of an outstanding class of Financial
                  Assets is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner Bank deems fair and equitable.

      2.9   CORPORATE ACTIONS

            (a) Bank will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. Bank also will review information obtained from sources to which it subscribes for information concerning such Corporate Actions. Bank will promptly provide that information (or summaries that accurately reflect the material points concerning the applicable Corporate Action) to Customer or its Authorized
                  Person.

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            (b)   Bank will act in accordance with the Instructions in relation to such Corporate Actions. If the Customer fails to provide
                  Bank with Instructions with respect to any Corporate Action within the timeframe set forth in the notification Bank
                  provides under 2.9(a) with respect to that Corporate Action, neither Bank nor its Subcustodians or their respective
                  nominees will be required to take any action in relation to that Corporate Action, except as otherwise agreed in writing by Bank and the Customer (including pursuant to a standing
                  Instruction) or as may be set forth by Bank as a default
                  action in the notification it provides under Section 2.9(a)
                  with respect to that Corporate Action. Notwithstanding and in no way limiting the above, if Customer fails to provide Bank with Instructions with respect to any Corporate Action within the timeframe set forth in the notification Bank provides
                  under 2.9(a), upon written request by Customer, Bank shall use commercially reasonable efforts to act on Instructions
                  received after the deadline set by Bank as set forth in such notification but before the deadline set by the Securities
                  Depository to the extent circumstances permit.

      2.10  CLASS ACTION LITIGATION

            Any notices received by Bank's corporate actions department about settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to Customer if Bank, using reasonable care and diligence in the circumstances, identifies that Customer was a shareholder and held the relevant Financial Assets in custody with Bank at the relevant time.

      2.11  PROXIES

            (a) Bank will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to
                  Section 2.11(c), act in accordance with the Customer's
                  Instructions in relation to such meetings ("the Proxy Voting
                  Service").

            (b) The Proxy Voting Service is available only in certain markets, details of which are available from Bank on request. Provision of the Proxy Voting Service is conditional upon receipt by Bank of a duly completed enrollment form as well as additional documentation that may be required for certain markets.

            (c) The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by Bank on a case by case basis.

            (d)   Customer acknowledges that the provision of the Proxy Voting
                  Service may be precluded or restricted under a variety of circumstances, in which case best efforts that are also commercially reasonable will be used by

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                  Bank upon Customer's written request. These circumstances
                  include, but are not limited to:

                        (i) the Financial Assets being on loan or out for registration;

                        (ii) the pendency of conversion or another corporate action;

                        (iii) the Financial Assets being held in a margin or
                              collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting;

                        (iv) local market regulations or practices, or restrictions by the issuer; and

                        (v) Bank being required to vote all shares held for a particular issue for all of Bank's customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, Bank will inform Customer in writing.

      2.12  STATEMENTS OF ACCOUNT

            (a) Bank will provide Customer with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. If agreed by the parties, statements of account will be accessed by the Customer on-line. Otherwise, statements will be sent to Customer at times to be mutually agreed by the parties.
                  Customer will review its statement of account and give Bank written notice of any suspected error or omission within a reasonable time of the date of the relevant suspected error or omission.

            (b) Customer acknowledges that information available to it on-line with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such information accessed on-line, except to the extent such inaccuracy is the result of Bank's gross negligence, wilful misconduct or bad faith. For the avoidance of doubt, Customer may rely on the accuracy of any intraday report to the extent that such report (i) explicitly states it is a final report or (ii) contains historical data that has been posted prior to the current business day. In the event of a known systemic issue with data available to Customer on-line, Bank will provide notice as soon as practicable to Customer of such issue via banner headline on the on-line system or via telephone.

      2.13  ACCESS TO BANK'S RECORDS

            (a) Bank will allow Customer's auditors and independent public accountants such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer's affairs. Subject to restrictions under the

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                  relevant local law, Bank also will permit (or cause
                  Subcustodian to permit) Customer's auditors and independent public accountants, reasonable access to the records of any
                  Subcustodian of Financial Assets held in a Securities Account as may be required in connection with such examination.

            (b) Bank will, upon reasonable written notice, allow Customer reasonable access during normal working hours to the records of Bank relating to the Accounts. Bank may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. The Customer shall reimburse Bank for the cost of copying, collating and researching archived information at Bank's regular hourly rate.

            (c)   Upon Customer's request, Bank will send the annual report (SAS
                  70 Level II Report) prepared by Bank's external auditors on the procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in the Securities Depository, relating to the services provided by Bank under this Agreement. Also, upon Customer's request, a letter updating
                  Customer on the matters addressed in Bank's SAS 70 Level II report as of the date of the relevant fiscal period of Customer, to the extent that the relevant fiscal period of Customer differs by a period of three (3) or more months from the date as of which the SAS 70 Level II report is prepared.
                  Such SAS 70 Level II report shall be of sufficient scope and in sufficient detail as to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state. Such SAS 70 Level II report shall be provided at least once a year, or at such greater frequency as such SAS 70 Level II report is prepared. Bank shall notify
                  Customer in writing of (i) any change in frequency of provision of SAS 70 Level II reports and (ii) if a SAS 70
                  Level II report is to be dated as of a different date than such report was previously dated. Bank shall also provide
                  Customer, at such times as Customer may reasonably request, reports received by Bank from a clearing corporation or the Federal Reserve book-entry system which the clearing corporation or the Federal Reserve permits to be redistributed on their respective systems of internal control when such reports relate to the services provided by Bank under this Agreement.

            (d) Bank shall take all reasonable action, as Customer may from time to time request, to cooperate with Customer's auditor with respect to the preparation of Customer's registration statement, Form N-CSR, Form N-SAR or other annual or periodic reports to the SEC and with respect to any other requirements thereof.

                                       15


      2.14  MAINTENANCE OF FINANCIAL ASSETS AT SUBCUSTODIAN LOCATIONS

            Unless Instructions require another location acceptable to Bank, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held. Bank reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time.

      2.15  TAX RELIEF SERVICES

            Bank  will provide tax relief services as provided in Section 8.2.

      2.16  FOREIGN EXCHANGE TRANSACTIONS

            To facilitate the administration of Customer's trading and investment activity, Bank may, but will not be obliged to, enter into spot or forward foreign exchange contracts with Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts, but Bank may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Bank, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts of Customer, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

      2.17  NOTIFICATIONS

            If Customer has agreed to access information concerning the Accounts through Bank's website, Bank may make any notifications required under this Agreement (other than notifications described in Sections
            7.1 or 10.11 hereof) by posting it on the website. Notifications described in Section 8 will be provided by Bank via NewsFlash communication until Customer is notified otherwise.

      2.18  SERVICE LEVEL AGREEMENT

            Bank agrees to be subject to written service level standards, which will be embodied in a Service Level Agreement and Key Performance Indicators Agreement between Bank and Customer.

      2.19  SUPERVISION

            Bank shall supervise the performance of its employees of custodial services provided in connection with this Agreement. Bank shall provide appropriate training for employees and implement supervisory procedures for all services provided hereunder by its employees.

3.    INSTRUCTIONS

      3.1   ACTING ON INSTRUCTIONS; METHOD OF INSTRUCTION AND UNCLEAR
            INSTRUCTIONS

            (a) Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instruction.

            (b) Customer will where reasonably practicable use automated and electronic methods of sending Instructions.

            (c) Bank shall promptly notify an Authorized Person if Bank determines that an Instruction does not contain all information reasonably necessary for Bank to carry out the Instruction. Bank will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation, provided that such clarification or confirmation is sought in good faith and promptly upon receipt of the relevant Instruction.

      3.2   VERIFICATION AND SECURITY PROCEDURES

            (a) Bank and Customer shall from time to time agree upon security procedures to be followed by Customer upon the issuance of an instruction and/or by Bank upon the receipt of an instruction, so as to enable Bank to verify that such instruction is authorized ("Security Procedures"). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility's customary procedures, shall be deemed to be an authorized Instruction.

            (b) Bank and Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

            (c)   Either party may record any of their telephone communications.

      3.3   INSTRUCTIONS; CONTRARY TO LAW/MARKET PRACTICE

            Bank need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice, but Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. Bank will promptly notify Customer in such event.

      3.4   CUT-OFF TIMES

            Bank has established cut-off times for receipt of Instructions, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.

      3.5   ELECTRONIC ACCESS

            Access by Customer to certain applications or products of Bank via Bank's web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 5.

4.    FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK

      4.1   FEES AND EXPENSES

            Customer will pay Bank for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. The Bank will invoice the Customer for amounts owing to it and such amounts will be payable within thirty (30) days of the invoice. The Bank will be entitled to deduct amounts owing to it from the Cash Account if the Customer has not objected to the invoice within sixty (60) days of the date of the invoice (or such other period as the parties may agree in writing). If the Customer disputes an invoice it shall nevertheless pay, or allow the Bank to deduct, such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to Bank's other rights, the Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as the Bank may reasonably determine, unless Bank and Customer have mutually agreed upon another rate.

      4.2   OVERDRAFTS

            If a debit to any currency in the Cash Account results in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) or refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by Bank and communicated to client in writing from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank's part with respect to the settlement of transactions on Customer's behalf will be asserted by Customer against Bank for Bank's refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the applicable currency in the Account.

      4.3   BANK'S RIGHT OVER SECURITIES; SET-OFF

            (a) Without prejudice to Bank's rights under Applicable Law, until satisfaction of all Liabilities outstanding from time to time (whether actual or contingent) of Customer under or in connection with this Agreement, Bank shall have, and Customer shall grant to Bank a security interest in and a lien on the Financial Assets held in the Securities Account and Bank shall be entitled without notice to Customer, to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities solely to the extent of such Liabilities. For this purpose, Bank may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies.

            (b) Without prejudice to Bank's rights under Applicable Law, Bank may set off against any amount owing by Customer under this Agreement any amount in any currency standing to the credit of any of Customer's Accounts. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

5.    SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS

      5.1   APPOINTMENT OF SUBCUSTODIANS; USE OF SECURITIES DEPOSITORIES

            (a) Bank is authorized under this Agreement to act through and hold Customer's Financial Assets with Subcustodians. Bank will act in good faith with due diligence and use reasonable care in the selection, monitoring and continued appointment of such Subcustodians. In addition, Bank and each Subcustodian may deposit Securities with, and hold Securities in any Securities Depository on such terms as such Securities Depository customarily operates and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such Securities Depository.

            (b) Any agreement Bank enters into with a Subcustodian for holding Bank's customers' assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. Bank shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against Customer's assets. Where a Subcustodian deposits Securities with a Securities Depository, Bank will cause the Subcustodian to identify on its records as belonging to Bank, as agent, the Securities shown on the Subcustodian's account at such Securities Depository. Bank shall identify on its records as belonging to Customer Financial Assets of Customer held by Subcustodian or Securities Depository. This
                  Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

            (c) Bank is not responsible for the selection or monitoring of any Securities Depository (other than as set forth in Section 2.21 with respect to an Eligible Securities Depository) and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event the Customer incurs a loss due to the negligence, wilful default, or insolvency of a Securities Depository, Bank will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.

      5.2   LIABILITY FOR SUBCUSTODIANS

            (a) Subject to Section 7.1(b), Bank will be liable for direct losses incurred by Customer that result from:

                        (i) the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or wilful misconduct of such Subcustodian in the provision of custodial services by it; or

                        (ii)  the insolvency of any Affiliated Subcustodian.

            (b) Subject to Section 5.1(a) and Bank's duty to use reasonable care in the monitoring of a Subcustodian's financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by Bank in its oversight process, Bank will not be responsible for the insolvency of any Subcustodian which is not a branch of Bank or an Affiliated Subcustodian, provided that Bank conducts reasonable due diligence in selecting the Subcustodian, monitor the financial position of the Subcustodian on an ongoing basis and takes prompt action to replace the

                  Subcustodian in the event that the Bank receives information through its monitoring process that would lead a reasonable financial institution to arrive at a reasonable conclusion that the Subcustodian presents an unreasonable risk of insolvency.

            (c) Subject to compliance with Rule 17f-5, Bank reserves the right to add, replace or remove Subcustodians. Bank will give prompt notice of any such action, which will be advance notice whenever practicable. Upon request by Customer, Bank will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

6.    ADDITIONAL PROVISIONS RELATING TO CUSTOMER

      6.1   REPRESENTATIONS OF CUSTOMER AND BANK

            (a) The Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, and to borrow money (both any short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), grant a lien over Financial Assets as contemplated by
                  Section 4.3, and enter into foreign exchange transactions;
                  (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer's legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; (iv) it is a resident of the United States and shall notify Bank of any changes in residency and
                  (v) except as otherwise expressly agreed to by Bank in writing, the Financial Assets (other than collateral with respect to U.S. exchange-traded options) and cash deposited in the Accounts are not subject to any encumbrance or security interest whatsoever and Customer undertakes that, so long as Liabilities are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets or cash.

            Bank may rely upon the certification of such other facts as may be required to administer Bank's obligations under this Agreement and Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

            (b) Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank's legal, valid and binding obligation, enforceable in accordance with its terms,
                  (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement and (iii) it shall act in accordance with custody rules under the Investment Company Act of 1940, as amended.

      6.2   CUSTOMER IS LIABLE TO BANK EVEN IF IT IS ACTING FOR ANOTHER PERSON

            If Customer is acting as an agent or for another person as envisaged in Section 2.1(a) in respect of any transaction, cash, or Financial Asset, Bank nevertheless will exercise reasonable care in treating Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account, in the absence of negligence or wilful misconduct by Bank. The foregoing will not affect any rights Bank might have against Customer's principal or the other person envisaged by Section 2.1(a).

7.    WHEN BANK IS LIABLE TO CUSTOMER

      7.1   STANDARD OF CARE; LIABILITY

            (a) Bank will use reasonable care in performing its obligations under this Agreement. Unless otherwise provided herein, Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

            (b) Bank will be liable for the Customer's direct damages to the extent they result from Bank's fraud, negligence or wilful misconduct in performing its duties as set out in this Agreement and to the extent provided in Section 5.2(a). Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits (except for lost profits that directly result from direct damages)) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank's performance under this Agreement, or Bank's role as custodian.

            (c) The Customer will indemnify Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of Bank Indemnitees in connection with or arising (i) out of Bank's performance under this Agreement, provided Bank Indemnitees have not acted with negligence or engaged in fraud or wilful misconduct in connection with the Liabilities in question or (ii) solely out of any Bank Indemnitee's status as a holder of record of Customer's Financial Assets, provided that, to the extent practicable, Bank uses reasonable care to provide prompt notice to Customer of the circumstances and all pertinent facts related to the claim for indemnification. Nevertheless, Customer will not be obligated to indemnify any Bank Indemnitee under the preceding sentence with respect to any Liability for which Bank is liable under
                  Section 5.2 of this Agreement. Customer shall not be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by Bank, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to Customer's performance or non-performance under this Agreement.

            (d) Promptly upon receipt by Customer or Bank, as applicable, of notice of its involvement in a matter that may be covered under the indemnification provisions of Sections 3.1(a), 6.1(a) or 7.1(c) ("Claim"), such party ("Claimant") when seeking indemnification under such Section, shall notify the other party ("Indemnitor") of such Claim in writing. Failure by Claimant to so notify Indemnitor will not relieve Indemnitor from its obligation to indemnify Claimant under this Agreement, except to the extent that such failure to notify results in the forfeiture by Indemnitor of any of substantive rights or defenses, and will not relieve Indemnitor of its obligation to provide reimbursement and contribution to Claimant. Indemnitor will be entitled to assume the defense of any such Claim with counsel reasonably satisfactory to Claimant. Upon assumption by Indemnitor of the defense of any such Claim, Claimant may participate in the defense of such Claim at any time and may retain its own counsel but Indemnitor shall not be liable for any legal fees or expenses subsequently incurred by Claimant in connection with the defense thereof, unless (i) Indemnitor has agreed to pay such fees and expenses, (ii) Indemnitor shall have failed to employ counsel satisfactory to Claimant in a timely manner or (iii) Claimant shall have reasonably determined that representation of Claimant by counsel provided by Indemnitor pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between Indemnitor and Claimant, including, without limitation, situations in which there are one or more legal defenses available to Claimant that are different from or additional to those available to Indemnitor. Claimant shall not settle or compromise any Claim subject to indemnification hereunder without the written consent of Indemntior (which consent shall not be unreasonably withheld or delayed).

            (e) Customer agrees that Bank provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in
                  Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash.

      7.2   FORCE MAJEURE

            Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards and regulatory requirements. In the event of equipment failures, Bank shall, at no additional expense to Customer or any Account, take commercially reasonable steps to minimize service interruptions. In the event of business disruption that materially impacts Bank's provision of service under this Agreement, Bank will promptly notify Customer of the disruption and steps taken in response, and will use commercially reasonable efforts to resume operations as promptly as is practicable given the circumstances. Bank will have no liability, however, where Bank has otherwise exercised reasonable care, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except where such fraud or forgery is attributable to Bank or its employees), malfunction of equipment or software (except where such malfunction is primarily attributable to Bank's negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange).

      7.3   BANK MAY CONSULT WITH COUNSEL

            Bank will be entitled to rely on, and may act upon the advice of counsel in relation to matters of law, regulation or market practice (which may be the counsel of Customer), and shall not be deemed to have been negligent with respect to any action reasonably taken or omitted in good faith pursuant to such advice. Bank will use reasonable care in the selection and continued appointment of such counsel.

      7.4 BANK PROVIDES DIVERSE FINANCIAL SERVICES AND MAY GENERATE PROFITS AS A RESULT

            Customer hereby authorizes Bank to act under this Agreement notwithstanding that: (a) Bank or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by Customer with respect to the Account or that circumstances are such that Bank may have a potential conflict of duty or interest, including the fact that Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein. (b) Bank or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer. Bank is not under any duty to disclose any such information.

      7.5   ASSETS HELD OUTSIDE BANK'S CONTROL

            Bank will not be obliged to hold Securities or cash with any person not agreed to by Bank. Furthermore, Bank will not be obliged to register or record Securities in the name of any person not agreed to by Bank. If, however, the Customer makes such a request and Bank agrees to the request, the consequences of doing so will be at the Customer's own risk. Bank will not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

      7.6   ANCILLARY SERVICES

            Bank and its Subcustodians may use third parties to provide ancillary services (i.e. services that do not form part of the custody services contained in Article 2 and which include without limitation courier or pricing services). Whilst Bank will use reasonable care (and procure that its Subcustodians use reasonable care) in the selection and retention of such third parties, it will not be responsible for any errors or omissions made by such third party in providing the relevant services.

8.    TAXATION

      8.1   TAX OBLIGATIONS

            (a) Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer's Accounts.

            (b) Customer will provide to Bank such certifications, documentation, and information as it may reasonably require in connection with taxation, and warrants that, when given, this information is true and correct in all material respect, not materially misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information provided in accordance with the foregoing sentence requires updating or correcting. Bank provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from
                  (i) the inaccurate completion of documents by Customer or any third party; (ii) provision to Bank or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) as a result of any delay by any revenue authority or any other cause beyond Bank's control.

            (c) If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

            (d) Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account provided, however, that Bank will be responsible for any penalty or additions to tax due solely as a result of Bank's wilful misconduct, negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

      8.2   TAX RELIEF SERVICES

            (a) Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimis value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section.

            (b) The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets in the Account or the payment of income.

            (c) Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this
                  Section 8.2 Bank will have no responsibility with regard to Customer's tax position or status in any jurisdiction.

9.    TERMINATION

      9.1   TERMINATION

            (a) The initial term of this Agreement shall be for a period of seven years (the "Initial Term") following the date on which Bank commenced providing services under the Agreement. Following the Initial Term, either party may terminate this Agreement on sixty (60) days' written notice to the other party. Notwithstanding the foregoing sentence, (i) either party may terminate this Agreement prior to the end of the initial term as permitted under Section 9.1(b) and (ii) Customer may terminate this Agreement prior to the end of the initial term upon sixty (60) days written notice subject to payment of the amount set out in Section 9.1(c).

            (b)   Notwithstanding Section 9.1(a):

                        (i) Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within ninety (90) days' (or such longer period consented to by the non-breaching party in writing, such consent shall not be unreasonably withheld) of that party being given written notice of the material breach. Notwithstanding the foregoing, to the extent that Bank determines in good faith that such material breach is not capable of being cured by commercially reasonable means, this Agreement may be terminated by Customer immediately upon written notice to Bank;

                        (ii) Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

                        (iii) This Agreement may be terminated with respect to
                              any Customer to the extent that all of the assets of such Customer are merged into another Customer or such Customer ceases to exist;

                        (iv) Bank may terminate this Agreement on sixty (60) days' written notice to Customer in the event that Bank reasonably determines that Customer has ceased to satisfy Bank's customary credit requirements; and

                        (v) Customer may terminate this Agreement immediately on written notice to Bank in the event that Bank fails to correct a material breach of certain service level measurements set forth in the related Key Performance Indicators Agreement within ninety
                              (90) days' of Bank being given written notice of such material breach.

            (c) If Customer terminates this Agreement during the Initial Term other than a termination pursuant to Section 9.1(b) hereof, Customer shall pay Bank an early termination fee in order to compensate Bank. The early termination fee shall be calculated as follows:

                  (i) If early termination occurs during the first one-year period of the Initial Term, the early termination fee shall equal the sum of:

                        (x) The fees accrued and unpaid from the inception of this Agreement through the termination date; plus

                        (y) The fees that would have been due to Bank for the remainder of such one-year period had the Agreement not been terminated, calculated on a pro-rata basis from the date of termination through the end of such one-year period based on estimated fees set forth in Schedule 6 that Bank would have received during such one-year period; plus

                        (z) 290% of estimated fees set forth in Schedule 6 that Bank would have received during such first one-year period (calculated as sum of 80% of estimated fees to compensate Bank for the loss in year 2 of the Initial Term, 70% of estimated fees to compensate Bank for the loss in year 3 of the Initial Term, 50% of estimated fees to compensate Bank for the loss in year 4 of the Initial Term, 40% of estimated fees to compensate Bank for the loss in year 5 of the Initial Term, 30% of estimated fees to compensate Bank for the loss in year 6 of the Initial Term and 20% of estimated fees to compensate Bank for the loss in year 7 of the Initial
                        Term); or

                  (ii) If early termination occurs during the second one-year period of the Initial Term, the early termination fee shall equal the sum of:

                        (x) The fees accrued and unpaid from the inception of this Agreement through the termination date; plus

                        (y) 80% of the fees that would have been due to Bank for the remainder of the second one-year period had the Agreement not been terminated, calculated on a pro-rata basis from the date of termination through the end of the second one-year period based on Bank's actual fees for services rendered during the first one-year period of the Initial Term; plus

                        (z) 210% of Bank's actual fees for services rendered during the first one-year period of the Initial Term (calculated as sum of 70% of Bank's actual fees to compensate Bank for the loss in year 3 of the Initial Term, 50% of Bank's actual fees to compensate Bank for the loss in year 4 of the Initial Term, 40% of Bank's actual fees to compensate Bank for the loss in year 5 of the Initial Term, 30% of Bank's actual fees to compensate Bank for the loss in year 6 of the Initial Term and 20% of Bank's actual fees to compensate Bank for the loss in year 7 of the Initial Term); or

                  (iii) If early termination occurs during the third one-year period of the Initial Term, the early termination fee shall equal the sum of:

                        (x) The fees accrued and unpaid from the inception of this Agreement through the termination date; plus

                        (y) 70% of the fees that would have been due to Bank for the remainder of the third one-year period had the Agreement not been terminated, calculated on a pro-rata basis from the date of termination through the end of the third one-year period based on Bank's actual fees for services rendered during the second one-year period of the Initial Term; plus

                        (z) 140% of Bank's actual fees for services rendered during the second one-year period of the Initial Term (calculated as sum of 50% of Bank's actual fees to compensate Bank for the loss in year 4 of the Initial Term, 40% of Bank's actual fees to compensate Bank for the loss in year 5 of the Initial Term, 30% of Bank's actual fees to compensate Bank for the loss in year 6 of the Initial Term and 20% of Bank's actual fees to compensate Bank for the loss in year 7 of the Initial
                        Term); or

                  (iv) If early termination occurs during the fourth one-year period of the Initial Term, the early termination fee shall equal the sum of:

                        (x) The fees accrued and unpaid from the inception of this Agreement through the termination date; plus

                        (y) 50% of the fees that would have been due to Bank for the remainder of the fourth one-year period had the Agreement not been terminated, calculated on a pro-rata basis from the date of termination through the end of the fourth one-year period based on Bank's actual fees for services rendered during the third one-year period of the Initial Term; plus

                        (z) 90% of Bank's actual fees for services rendered during the third one-year period of the Initial Term (calculated as sum of 40% of Bank's actual fees to compensate Bank for the loss in year 5 of the Initial Term, 30% of Bank's actual fees to compensate Bank for the loss in year 6 of the Initial Term and 20% of Bank's actual fees to compensate Bank for the loss in year 7 of the Initial Term); or

                  (v) If early termination occurs during the fifth one-year period of the Initial Term, the early termination fee shall equal the sum of:

                        (x) The fees accrued and unpaid from the inception of this Agreement through the termination date; plus

                        (y) 40% of the fees that would have been due to Bank for the remainder of the fifth one-year period had the Agreement not been terminated, calculated on a pro-rata basis from the date of termination through the end of the fifth one-year period based on Bank's actual fees for services rendered during the fourth one-year period of the Initial Term; plus

                        (z) 50% of Bank's actual fees for services rendered during the fourth one-year period of the Initial Term (calculated as sum of 30% of Bank's actual fees to compensate Bank for the loss in year 6 of the Initial Term and 20% of Bank's actual fees to compensate Bank for the loss in year 7 of the Initial Term); or

                  (vi) If early termination occurs during the sixth one-year period of the Initial Term, the early termination fee shall equal the sum of:

                        (x) The fees accrued and unpaid from the inception of this Agreement through the termination date; plus

                        (y) 30% of the fees that would have been due to Bank for the remainder of the sixth one-year period had the Agreement not been terminated, calculated on a pro-rata basis from the date of termination through the end of the sixth one-year period based on Bank's actual fees for services rendered during the fifth one-year period of the Initial Term; plus

                        (z) 20% of Bank's actual fees for services rendered during the fifth one-year period of the Initial Term to compensate Bank for the loss in year 7 of the Initial
                        Term); or

                  (vii) If early termination occurs during the seventh one-year period of the Initial Term, the early termination fee shall equal the sum of:

                        (x) The fees accrued and unpaid from the inception of this Agreement through the termination date; plus

                        (y) 20% of the fees that would have been due to Bank for the remainder of the seventh one-year period had the Agreement not been terminated, calculated on a pro-rata basis from the date of termination through the end of the seventh one-year period based on Bank's actual fees for services rendered during the sixth one-year period of the Initial Term.

            For the avoidance of doubt, Customer shall not be liable for payment of any early termination fee in the event that this Agreement is terminated in accordance with Section 9.1(b) or otherwise terminated by Bank. Solely for purposes of determining whether the termination fee set forth under this Section 9.1(c) is payable, this Agreement will be deemed to have been terminated if Customer transfers a material portion of the assets held in custody under this Agreement to another custodian.

      9.2   EXIT PROCEDURE

            Customer will provide Bank full details of the persons to whom Bank must deliver Financial Assets and cash a reasonable period before the effective time of termination of this Agreement. If Customer fails to provide such details in a timely manner, Bank shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to successor custodian, but Bank may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that Bank is unwilling to assume any related credit risk. Bank will in any event be entitled to deduct any amounts owing to it that are not the subject of a bona fide dispute prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

10.   MISCELLANEOUS

      10.1  NOTIFICATIONS

            Notices (other than Instructions) under this Agreement will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

      10.2  SUCCESSORS AND ASSIGNS

            This Agreement will be binding on each of the parties' successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld (subject to approval by the Board of Customer). Notwithstanding this prohibition, Customer may assign the right to recover losses to its insurer, investment manager or Affiliates that paid for losses sustained by Customer.

      10.3  INTERPRETATION

            Headings are for convenience only and are not intended to affect interpretation. References to Sections are to Sections of this Agreement and references to sub-Sections and paragraphs are to sub-Sections of the Sections and paragraphs of the sub-Sections in which they appear.

      10.4  ENTIRE AGREEMENT

            (a)   The following Rider(s) are incorporated into this Agreement:

                  [ ]   Cash Trade Execution;

                  [ ]   Cash Sweep;

                  [ ]   Accounting Services;

                  [X] Mutual Fund (only with respect to Customer who is a
            company registered under the Investment Company Act of 1940, as amended);

                  [ ]   Compliance Reporting Services; and

                  [ ]   Performance Measurement Reporting Services.

            (b) This Agreement, including the Schedules, Exhibits, and Riders and the related Service Level Agreement and Key Performance Indicators (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

      10.5  INFORMATION CONCERNING DEPOSITS AT BANK'S LONDON BRANCH

            Under U.S. federal law, deposit accounts that Customer maintains in Bank's foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of Bank's liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks. However, the Financial Services Compensation Scheme (the "FSCS") was created under the Financial Services and Markets Act 2000. The terms of the FSCS offer protection in connection with deposits and investments in the event of the persons to whom Bank's London Branch provides services suffering a financial loss as a direct consequence of Bank's London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, the Customer may have a right to claim compensation from the FSCS. Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is (pound)48,000 and in relation to deposits is (pound)31,700. A detailed description of the FSCS (including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS who can be contacted at 7th Floor, Lloyds Chambers, Portsoken Street, London, E1 8BN.

      10.6  INSURANCE

            The Customer acknowledges that Bank will not be required to maintain any insurance coverage specifically for the benefit of the Customer, except that Bank will maintain commercially reasonable insurance protection which covers Bank's duties and responsibilities generally as a custodian of Financial Assets specifically for the benefit of the Bank. Bank will provide details of its own general insurance coverage to the Customer on request.

      10.7  SECURITY HOLDING DISCLOSURE

            With respect to Securities and Exchange Commission Rule 14b-2 under The U.S Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

      10.8  USA PATRIOT ACT DISCLOSURE

            Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") requires Bank to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank's identity verification procedures require Bank to obtain information which may be used to confirm Customer's identity including without limitation Customer's name, address and organizational documents ("identifying information"). Customer may also be asked to provide information about its financial status such as its current audited and unaudited financial statements. Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by Bank.

      10.9  GOVERNING LAW AND JURISDICTION

            This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York's principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgement) or other legal process, Customer shall not claim, and it hereby irrevocably waives, such immunity.

      10.10 SEVERABILITY; WAIVER; AND SURVIVAL

            (a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

            (b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

            (c) The parties' rights, protections, and remedies under this Agreement shall survive its termination.

      10.11 CONFIDENTIALITY

            (a) Subject to Clause 10.11(b) the Bank will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law or a regulator with jurisdiction over the Bank's business (provided that Bank will provide Customer prior written notice of the same, to the extent such notice is permitted); as necessary to the defense of any claim or cause of action asserted against Bank (provided that Bank will provide Customer prior written notice of the same, to the extent such notice is permitted); or with the prior written consent of the Customer.

            (b) Solely to the extent required in connection with the Bank's provision of services to Customer in accordance with this Agreement, the Customer authorizes the Bank to disclose Confidential Information to:

                        (i) any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that the Bank reasonably believes is required in connection with the Bank's provision of services to Customer under this Agreement;

                        (ii) its professional advisors, auditors or public accountants;

                        (iii) its employees and Affiliates, and

                        (iv) any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

            (c) Subject to Clause 10.11(b) the Bank shall observe the same degree of care as Bank observes with respect to its own Confidential Information of a similar nature in preventing the unauthorized use and dissemination of the Confidential Information. Upon discovery of any unauthorized use or disclosure of Confidential Information, Bank shall notify Customer in writing and will specify the corrective action taken or to be taken.

            (d) If Bank or any of its Affiliate is requested or required (by oral question, interrogatories requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Bank will promptly notify Customer in writing (to the extent permitted) of such request or requirement so that Customer may seek an appropriate protective order with the reasonable cooperation of Bank; provided, however, Customer shall reimburse Bank for any out-of-pocket costs and expenses incurred by Bank in cooperating with such request. If, in the failure to obtain a protective order or in the absence of a waiver hereunder, the Bank is, in the opinion of counsel to the Bank compelled to disclose the Confidential Information, Bank may disclose only such portion of the Confidential Information to the party compelling disclosure as is required by Applicable Law.

            (e) Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement in confidence.

      10.12 COUNTERPARTS

            This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

      10.13 NO THIRD PARTY BENEFICIARIES

            A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Notwithstanding this prohibition, this shall not limit the right to recover losses sustained by Customer, by Customer's insurer, investment manager or Affiliates who have paid for such losses.

EACH REGISTRANT LISTED                            JPMORGAN CHASE BANK, N.A.
ON SCHEDULE A HERETO, ON BEHALF
OF EACH OF ITS UNDERLYING SERIES

By:                                               By:
   -------------------------                         ----------------------
Name:    Patrick T. Bannigan                      Name:   Craig F. Werder

Title:   President                                Title:  Executive Director

Date:    June 24, 2008                            Date:   June 24, 2008

                   ADDENDUM TO MASTER GLOBAL CUSTODY AGREEMENT

The undersigned [_________________] ("Customer") incorporated under the laws of [_________________] with address at [_________________]
hereby requests the securities custody services of JPMorgan Chase Bank, N.A., and Customer, by its signature below, agrees to the terms and conditions of that certain Master Global Custody Agreement, dated [_________________] with
JPMorgan Chase Bank, N.A. on behalf of each of the RiverSource Funds listed on Schedule A, which such Schedule A is hereby amended with the addition of the Customer pursuant to this addendum.

                                                 THE CUSTOMER

                                                 By:
                                                     --------------------
                                                 Name:

                                                 Title:

                                                 Date:

JPMORGAN CHASE BANK, N.A.

By:
   --------------------------
Name:

Title:

Date:

      SCHEDULE A

      LIST OF CUSTOMERS

RIVERSOURCE BOND SERIES, INC.
     RiverSource Floating Rate Fund
     RiverSource Income Opportunities Fund
     RiverSource Inflation Protected Securities Fund
     RiverSource Limited Duration Bond Fund

RIVERSOURCE CALIFORNIA TAX-EXEMPT TRUST
     RiverSource California Tax-Exempt Fund

RIVERSOURCE DIMENSIONS SERIES, INC.
     RiverSource Disciplined Small and Mid Cap Equity Fund
     RiverSource Disciplined Small Cap Value Fund

RIVERSOURCE DIVERSIFIED INCOME SERIES, INC.
     RiverSource Diversified Bond Fund

RIVERSOURCE EQUITY SERIES, INC.
     RiverSource Mid Cap Growth Fund

RIVERSOURCE GLOBAL SERIES, INC.
     RiverSource Absolute Return Currency and Income Fund
     RiverSource Emerging Markets Bond Fund
     RiverSource Global Bond Fund
     RiverSource Global Technology Fund
     Threadneedle Emerging Markets Fund
     Threadneedle Global Equity Fund
     Threadneedle Global Equity Income Fund
     Threadneedle Global Extended Alpha Fund

RIVERSOURCE GOVERNMENT INCOME SERIES, INC.
     RiverSource Short Duration U.S. Government Fund
     RiverSource U.S. Government Mortgage Fund

RIVERSOURCE HIGH YIELD INCOME SERIES, INC.
     RiverSource High Yield Bond Fund

RIVERSOURCE INCOME SERIES, INC.
     RiverSource Income Builder Basic Income Fund
     RiverSource Income Builder Enhanced Income Fund
     RiverSource Income Builder Moderate Income Fund

RIVERSOURCE INTERNATIONAL MANAGERS SERIES, INC.
     RiverSource Partners International Select Growth Fund
     RiverSource Partners International Select Value Fund
     RiverSource Partners International Small Cap Fund

RIVERSOURCE INTERNATIONAL SERIES, INC.
     RiverSource Disciplined International Equity Fund
     Threadneedle European Equity Fund
     Threadneedle International Opportunity Fund

RIVERSOURCE INVESTMENT SERIES, INC.
     RiverSource Balanced Fund
     RiverSource Disciplined Large Cap Growth Fund
     RiverSource Disciplined Large Cap Value Fund
     RiverSource Diversified Equity Income Fund
     RiverSource Mid Cap Value Fund

RIVERSOURCE LARGE CAP SERIES, INC.
     RiverSource Disciplined Equity Fund
     RiverSource Growth Fund
     RiverSource Large Cap Equity Fund
     RiverSource Large Cap Value Fund

RIVERSOURCE MANAGERS SERIES, INC.
     RiverSource Partners Aggressive Growth Fund
     RiverSource Partners Fundamental Value Fund
     RiverSource Partners Select Value Fund
     RiverSource Partners Small Cap Equity Fund
     RiverSource Partners Small Cap Value Fund

RIVERSOURCE MARKET ADVANTAGE SERIES, INC.
     RiverSource Portfolio Builder Aggressive Fund
     RiverSource Portfolio Builder Conservative Fund
     RiverSource Portfolio Builder Moderate Aggressive Fund
     RiverSource Portfolio Builder Moderate Conservative Fund
     RiverSource Portfolio Builder Moderate Fund
     RiverSource Portfolio Builder Total Equity Fund
     RiverSource S&P 500 Index Fund
     RiverSource Small Company Index Fund

RIVERSOURCE MONEY MARKET SERIES, INC.
     RiverSource Cash Management Fund

RIVERSOURCE SECTOR SERIES, INC.
     RiverSource Dividend Opportunity Fund
     RiverSource Real Estate Fund

RIVERSOURCE SELECTED SERIES, INC.
     RiverSource Precious Metals and Mining Fund

RIVERSOURCE SERIES TRUST
     RiverSource 120/20 Contrarian Equity Fund
     RiverSource 130/30 U.S. Equity Fund
     RiverSource Retirement Plus 2010 Fund
     RiverSource Retirement Plus 2015 Fund
     RiverSource Retirement Plus 2020 Fund
     RiverSource Retirement Plus 2025 Fund
     RiverSource Retirement Plus 2030 Fund
     RiverSource Retirement Plus 2035 Fund
     RiverSource Retirement Plus 2040 Fund
     RiverSource Retirement Plus 2045 Fund

RIVERSOURCE SHORT TERM INVESTMENTS SERIES, INC.
     RiverSource Short-Term Cash Fund

RIVERSOURCE SPECIAL TAX-EXEMPT SERIES TRUST
     RiverSource Minnesota Tax-Exempt Fund
     RiverSource New York Tax-Exempt Fund

RIVERSOURCE STRATEGIC ALLOCATION SERIES, INC.
     RiverSource Strategic Allocation Fund
     RiverSource Strategic Income Allocation Fund

RIVERSOURCE STRATEGY SERIES, INC.
     RiverSource Equity Value Fund
     RiverSource Partners Small Cap Growth Fund
     RiverSource Small Cap Advantage Fund

RIVERSOURCE TAX-EXEMPT INCOME SERIES, INC.
RiverSource Tax-Exempt High Income Fund

RIVERSOURCE TAX-EXEMPT MONEY MARKET SERIES, INC.
RiverSource Tax-Exempt Money Market Fund

RIVERSOURCE VARIABLE SERIES TRUST
     Disciplined Asset Allocation Portfolios - Aggressive
     Disciplined Asset Allocation Portfolios - Conservative
     Disciplined Asset Allocation Portfolios - Moderate
     Disciplined Asset Allocation Portfolios - Moderately Aggressive
     Disciplined Asset Allocation Portfolios - Moderately Conservative RiverSource Partners Variable Portfolio - Fundamental Value Fund RiverSource Partners Variable Portfolio - Select Value Fund
     RiverSource Partners Variable Portfolio - Small Cap Value Fund
     RiverSource Variable Portfolio - Balanced Fund
     RiverSource Variable Portfolio - Cash Management Fund
     RiverSource Variable Portfolio - Core Equity Fund
     RiverSource Variable Portfolio - Diversified Bond Fund
     RiverSource Variable Portfolio - Diversified Equity Income Fund
     RiverSource Variable Portfolio - Global Bond Fund
     RiverSource Variable Portfolio - Global Inflation Protected Securities Fund RiverSource Variable Portfolio - Growth Fund
     RiverSource Variable Portfolio - High Yield Bond Fund
     RiverSource Variable Portfolio - Income Opportunities Fund
     RiverSource Variable Portfolio - Large Cap Equity Fund
     RiverSource Variable Portfolio - Large Cap Value Fund
     RiverSource Variable Portfolio - Mid Cap Growth Fund
     RiverSource Variable Portfolio - Mid Cap Value Fund
     RiverSource Variable Portfolio - S&P 500 Index Fund
     RiverSource Variable Portfolio - Short Duration U.S. Government Fund RiverSource Variable Portfolio - Small Cap Advantage Fund
     Threadneedle Variable Portfolio - Emerging Markets Fund
     Threadneedle Variable Portfolio - International Opportunity Fund

RIVERSOURCE TAX-EXEMPT SERIES, INC.
     RiverSource Intermediate Tax-Exempt Fund
     RiverSource Tax-Exempt Bond Fund

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